Exhibit 99.2

Breitburn Energy Partners Acquires QR Energy, Elects Donald D. Wolf to Board and

Announces Common Unit Distribution Increase and Monthly Preferred Distribution

LOS ANGELES, November 20, 2014 – Breitburn Energy Partners LP (NASDAQ:BBEP) announced that it completed the acquisition of QR Energy, LP on November 19, 2014.

In connection with the acquisition, Breitburn has elected Donald D. Wolf to its Board of Directors. Mr. Wolf is the former Chairman and CEO of Westport Resources Corporation and former Chairman of QR Energy. Mr. Wolf has served as the Chairman of Quantum Resources since its founding in 2006 and is also on the boards of Aspect Resources, Enduring Resources, MarkWest Energy Partners and Laredo Petroleum.

In addition, Breitburn’s Board approved distributions of $0.1733 per common unit for the third month attributable to the third quarter of 2014, payable on December 12, 2014, to record holders of its common units at the close of business on December 8, 2014. This distribution represents a 3.5% increase from the previously announced distribution on an annualized basis and is equal to a distribution of $2.08 per common unit on an annualized basis. Breitburn also announced a cash distribution for its 8.25% Series A Cumulative Redeemable Perpetual Preferred Units (NASDAQ: BBEPP) of $0.171875 per Series A Unit, payable on January 15, 2015, to record holders of its Series A Units at the close of business on December 31, 2014. This monthly distribution is equal to an annual distribution of $2.0625 per Series A Unit.

Halbert S. Washburn, Breitburn’s Chief Executive Officer, said: “We are very excited to have concluded the largest transaction in Breitburn’s history by acquiring QR Energy. Size and scale matter in our industry, and with this strategic acquisition Breitburn becomes the second largest upstream MLP. With production in seven attractive areas, including the Permian Basin, Ark-La-Tex, the Midcontinent, the Rockies, Florida, California, and Michigan/Indiana/Kentucky, we will have the flexibility to high-grade our capital budget and develop only the best projects. In summary, our larger and more diverse company will provide better prospects for delivering long-term value to our unitholders as we continue to grow our business in the years ahead. I am also very pleased that Mr. Wolf is joining our Board. Mr. Wolf brings more than 45 years of industry experience to our Board, and we welcome him and QR Energy’s employees to Breitburn.”

About Breitburn Energy Partners LP

Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in the following seven producing areas: the Permian Basin, Michigan/Indiana/Kentucky, Ark-La-Tex, the Midcontinent, the Rockies, Florida, and California. See www.breitburn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that Breitburn believes to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Breitburn and its unitholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Breitburn. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: Breitburn’s ability to integrate successfully after completion of the transaction and achieve anticipated benefits from the transaction; risks relating to any unforeseen liabilities of Breitburn or QR Energy; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; the ability to obtain sufficient quantities of CO2 necessary to carry out enhanced oil recovery projects; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Breitburn’s credit agreement; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; the ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; failure of properties to yield oil or natural gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and natural gas operations; inability to access oil and natural gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and natural gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Breitburn’s and QR Energy’s respective Annual Reports on Form 10-K for the period ended December 31, 2013. Breitburn assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release to reflect subsequent events or circumstances.

Contacts:

Antonio D'Amico

Vice President, Investor Relations & Government Affairs

or

Jessica Tang

Investor Relations Manager

(213) 225-0390

BBEP-IR